Exhibit (a)(2)


                           LETTER OF TRANSMITTAL
               To Tender Options in Exchange for New Options
                                     of
                           Congoleum Corporation
         Pursuant to the Offer to Exchange, Dated December 4, 2001

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                 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT
             12:00 MIDNIGHT, EASTERN TIME, ON DECEMBER 4, 2001,
           UNLESS THE OFFER IS EXTENDED BY CONGOLEUM CORPORATION.
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To:
Howard N. Feist or Sidharth Nayar
Congoleum Corporation
3500 Quakerbridge Road
P.O. Box 3127
Mercerville, New Jersey 08619-0127
Telephone: (609) 584-3586 or (609) 584-3587
Facsimile: (609) 584-3685

 Delivery of this Letter of Transmittal to an address other than as set forth above or transmission via fax to a number other than as set forth above will not constitute a valid delivery.


Pursuant to the terms and subject to the conditions of the Offer to Exchange and this Letter of Transmittal, each dated December 4, 2001, I hereby tender all options to purchase shares of common stock of Congoleum Corporation that have been granted to me under either the Congoleum Corporation 1995 Stock Option Plan, as amended, or the Congoleum
Corporation 1999 Stock Option Plan For Non-Employee Directors and which are currently outstanding.

(Please check the appropriate box):

|_|      All of my eligible options; or
|_|      None of my options.

     See Instruction 2.




   To CONGOLEUM CORPORATION:

            I, the undersigned, agree to tender for cancellation the options set forth above in exchange for a grant of new options ("new options") to purchase the number of shares of common stock of Congoleum Corporation ("Congoleum") equal to the number of shares of Congoleum common stock that were subject to the options that I am tendering for cancellation. My tender will be subject to the terms and conditions set forth in Congoleum's offer to exchange (the "Offer to Exchange") and this letter of transmittal (the "Letter of Transmittal"). The Offer to Exchange together with the Letter of Transmittal constitute the "Offer."

            I agree to sell, assign and transfer to Congoleum all right, title and interest in and to all of the options that I am tendering in exchange for the new options (the "Transfer"). My Transfer is subject to, and effective upon, Congoleum's acceptance of my tendered options in accordance with the terms and the conditions of the Offer (including without limitation, if the Offer is extended or amended, the terms and conditions of any such extension or amendment).

            I agree that this Letter of Transmittal is an amendment to my option agreement(s).

            I acknowledge the receipt of the Offer to Exchange.

            I acknowledge that Congoleum advised me to consult with my own legal, financial and tax advisers with regard to the consequences of participating in the Offer.

            I have the power and authority to tender my options. When Congoleum accepts my tendered options in exchange for the new options, the options will be free of all security interests, liens, restrictions, charges, encumbrances, adverse claims, conditional sales agreements or other obligations relating to the sale or transfer thereof.

            I will, upon request, execute and deliver any additional documents which Congoleum believes are necessary to complete the exchange of my options.

            All authority which I have conferred in this Letter of Transmittal will survive my death or incapacity. All of my obligations under this Letter of Transmittal will be binding upon my heirs, personal representatives, successors and assigns.

            I understand that, except as stated in the Offer, my tender of options for cancellation in exchange for the new options is irrevocable.

            I understand that when I tender my options for cancellation in exchange for the new options I accept the terms of the Offer and that Congoleum will exchange my options for new options under the terms and conditions of the Offer, including without limitation the conditions described in Sections 1 and 6 of the Offer to Exchange. Congoleum's acceptance of my tendered options will create a binding agreement between Congoleum and me.

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            The new options will vest in accordance with a new stock option agreement to be entered into between Congoleum and me. My new stock option agreement will be forwarded to me upon completion of the Offer. I agree to promptly sign and return the new stock option agreement to Congoleum at the address above.

            My name appears below exactly as it appears on each of the options issued to me, and my address and tax ID/social security number appearing below are correct.

            I indicated above whether I am tendering for exchange all or none of my options. I understand that I am not required to tender any my options in the exchange, but if I choose to participate in the exchange, I must tender all options that have been granted to me and which are currently outstanding. If I elect to not participate in the exchange, my current options shall remain outstanding and retain their current terms, including exercise price and vesting schedule. I understand that once Congoleum accepts my tendered options for exchange I will have no longer have any rights under the options or the related option agreements, which shall be terminated upon cancellation of the tendered options.

            I understand that the public trading price of Congoleum's common stock will vary after the Offer expires at 12:00 Midnight, Eastern time, on January 3, 2002, the expiration date of the Offer (the "Expiration Date"), and that the public trading price could exceed the exercise price of my current options. By tendering my options for cancellation in exchange for new options, I agree to hold Congoleum harmless for any real or perceived loss which may result from any variations in the public trading price of Congoleum's common stock after the expiration of the Offer.

            I understand that Congoleum may terminate or amend the Offer. If Congoleum chooses to terminate the Offer, I understand my options will be returned to me. I understand that Congoleum may postpone the acceptance of my options for cancellation upon the occurrence of any of the conditions specified in the Offer to Exchange. If Congoleum chooses not to accept my options, it will return them to me at the address indicated below.

             I must be an employee or director of Congoleum or one of its consolidated subsidiaries or affiliates and a resident of the United States from the date I tender my options through the date that the new options are granted to me. I understand that Congoleum will not grant the new options to me prior to the first business day that is at least six-months and one-day after the date the options tendered by me are accepted for exchange and canceled by Congoleum. I understand that if I do not remain an employee or director during the entire time period from and through the date the Offer expires and the grant date of the new options, I will not receive any new options or any other consideration for the options that I tender and that are accepted for exchange and canceled by Congoleum.

            I understand that in the event of a merger or similar transaction, Congoleum reserves the right to take any actions it deems necessary or appropriate to complete a transaction that its board of directors believes is in the best interest of Congoleum and its shareholders, which could include

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terminating any right to receive new options or any other consideration for the options that I tender and that are accepted for exchange and canceled by Congoleum.

            I understand that there are tax consequences associated with the receipt of the new options. See Instruction 7.

            We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options residing in such jurisdiction.

           All capitalized terms not defined in this Letter of Transmittal shall have the meaning set forth in the Offer to Exchange.

            I have read, understand and agree to all of the terms and conditions of the Offer.

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                        HOLDER(S) PLEASE SIGN BELOW
                         (See Instructions 1 and 3)

         This Letter of Transmittal must be signed by the holder exactly as his or her name appears on the option agreement evidencing the tendered options. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, corporate officer or another person acting in a fiduciary or representative capacity, please set forth the signer's full title and please include with this Letter of Transmittal proper evidence of such person's authority to act in such capacity.


           SIGNATURE OF OWNER(S)




X _____________________________________________


X______________________________________________
    (Signature(s) of Holder(s) or Authorized Signatory)


Date:___________________________, 200__

Name(s):________________________________
               (Please Print)

Capacity:_______________________________

Address:________________________________

________________________________________
       (Please include ZIP code)


Telephone No. (with area code):

________________________________________


Tax ID/ Social Security No.: __________________


LOST, STOLEN, DESTROYED OR MUTILATED OPTION AGREEMENTS:

|_| Check here if any of the agreements representing your existing options have been lost, stolen, destroyed or mutilated. See
      Instruction 6. Number of options represented by lost, stolen, destroyed or mutilated agreements: ___________________


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                                INSTRUCTIONS

           FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER


1. Delivery of Letter of Transmittal and Option Agreements. All option agreements which evidence tendered options, as well as a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by this Letter of Transmittal must be received by Congoleum at the address or facsimile number set forth on the front cover of this Letter of Transmittal by 12:00 Midnight, Eastern time, on the Expiration Date.

         The method of delivery of all documents, including letters of transmittal, option agreement(s) and any other required documents, is at the election and risk of the tendering option holder. You should not assume that Congoleum has received these documents unless and until you have received confirmation from Congoleum that it has received them. Please keep a copy of all documents. Congoleum will not be responsible for any documents sent by you but not received by Congoleum, including as a result of any lost mail, whether interoffice or otherwise. In all cases, you should allow sufficient time to ensure timely delivery.

         Your tender of options for cancellation may be withdrawn prior to the Expiration Date. If the Offer is extended by us beyond the Expiration Date, you may withdraw your tendered options up until the extended expiration of the Offer. In addition, unless we accept your tendered options for exchange before 12:00 Midnight, Eastern time, on January 3, 2002, you may withdraw your tendered options at any time thereafter. To withdraw tendered options you must deliver a written notice of withdrawal (or facsimile thereof) to us at the address or facsimile number set forth on the front cover of this Letter of Transmittal with the required information while you still have the right to withdraw the tendered options. Any options withdrawn will not be tendered for purposes of the Offer unless such withdrawn options are re-tendered prior to the Expiration Date by following the procedures described above.

         We will not accept any alternative, conditional or contingent tenders. By execution of this Letter of Transmittal (or a facsimile thereof), you waive any right to receive notice of the acceptance of your tender.

2. Tenders. You are not required to tender any of your options. However, if you elect to participate in the exchange, you must tender all outstanding options that have been granted to you.

3. Signatures on this Letter of Transmittal. If this Letter of Transmittal is signed by the holder(s) of the options, the signature(s) must correspond with the name(s) as written on the face of the option agreement(s), without alteration, enlargement or change whatsoever. If any of the options to be tendered are held by two or more persons, all persons must sign this Letter of Transmittal.


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If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, corporate officer or other person acting in a fiduciary or representative capacity, such person should state so when signing and should submit evidence satisfactory to us of the authority of such person to act in such capacity.

4. Requests for Assistance or Additional Copies. Any questions or requests for assistance as well as any requests for additional copies of the Offer to Exchange or this Letter of Transmittal should be directed to Howard N. Feist, our Chief Financial Officer, or Sidharth Nayar, our Senior Vice President - Finance, at the address and the applicable telephone number given on the front cover of this Letter of Transmittal. Copies will be furnished promptly at our expense.

5. Irregularities. All questions as to the number of options to be accepted, the price to be paid and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered options will be determined by us in our sole discretion. We reserve the absolute right to reject any tendered options we determine not to be in proper form or the acceptance of which may be unlawful. We also reserve the absolute right to waive conditions of the Offer or any defects or irregularities in the tender of any particular options. Our interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of options will be properly made until all defects and irregularities have been either cured or waived. Unless waived, defects or irregularities must be cured within such time as we shall determine. Neither we nor any other person is or will be obligated to give notice of defects or irregularities in tenders. No person will incur liability for failure to give such notice.

         Important: This Letter of Transmittal (or a facsimile copy thereof) together with all other required documents must be received by us by 12:00 Midnight, Eastern time, on the Expiration Date.

6. Lost, Stolen, Destroyed or Mutilated Option Agreements Evidencing Options. If option agreements have been lost, stolen, destroyed or mutilated, you must check the box captioned "Lost, Stolen, Destroyed or Mutilated Option Agreements" on the Letter of Transmittal, indicating the number of options subject to the lost, stolen, destroyed or mutilated option agreement(s). Then, please contact Howard N. Feist, our Chief Financial Officer, at (609) 584-3586, or Sidharth Nayar, our Senior Vice President - Finance of the Company, or (609) 584-3587, respectively, in order to receive instructions for replacing the option agreements. In order to avoid delay, please contact Mr. Feist or Mr. Nayar immediately.

7. Important Tax Information. You should refer to Section 13 of the Offer to Exchange for important tax information.


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